Exhibit 4.2
EXECUTION COPY

LEAR CORPORATION,
as Issuer
THE SUBSIDIARY GUARANTORS PARTY HERETO, as Subsidiary Guarantors
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

7.875% SENIOR NOTES DUE 2018
8.125% SENIOR NOTES DUE 2020
FIRST SUPPLEMENTAL INDENTURE DATED AS OF
MARCH 26, 2010

LEAR CORPORATION
RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939
AND INDENTURE, DATED AS OF MARCH 26, 2010

Section of Trust Indenture Act of 1939		Section(s) of Indenture
ss. 310	(a) (1)	7.10
	(a) (2)	7.10
	(a) (3)	N.A.
	(a) (4)	N.A.
	(a) (5)	7.10
	(b)	7.08, 7.10
	(c)	N.A.
ss. 311	(a)	7.11
	(b)	7.11
	(c)	N.A.
ss. 312	(a)	2.05
	(b)	2.05
	(c)	2.05
ss. 313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06, 7.07
	(c)	7.06
	(d)	7.06
ss. 314	(a)	4.03, 4.04
	(b)	N.A.
	(c) (1)	13.04
	(c) (2)	13.04
	(c) (3)	N.A.
	(d)	N.A.
	(e)	13.05
ss. 315	(a)	7.01
	(b)	7.05, 11.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
ss. 316	(a) (1) (A)	6.05
	(a) (1) (B)	6.04
	(a) (2)	N.A.
	(a) (last sentence)	6.11
	(b)	6.07
ss. 317	(a) (1)	6.08
	(a) (2)	6.09
	(b)	2.04
ss. 318	(a)	13.01
	(b)	N.A.
	(c)	13.01

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

     This FIRST SUPPLEMENTAL INDENTURE, dated as of March 26, 2010 (this “Supplemental Indenture”), is by and among Lear Corporation, a Delaware corporation (such corporation and any successor as defined in the Base Indenture, the “Company”), the Subsidiary Guarantors party hereto and The Bank of New York Mellon Trust Company, N.A., as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).
WITNESSETH:
     WHEREAS, the Company has previously executed and delivered an Indenture, dated as of March 26, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities;
     WHEREAS, Section 301 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 301 and Section 901 of the Base Indenture;
     WHEREAS, the Company is entering into this First Supplemental Indenture to establish the form and terms of its 7.875% Senior Notes due 2018 (the “2018 Notes”) and its 8.125% Senior Notes due 2020 (the “2020 Notes,” and together with the 2018 Notes, the “Notes”);
     WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented by this First Supplemental Indenture is herein called the “Indenture” as that term is defined in the Base Indenture; and
     WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1 ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01. Establishment.
          (a) There are hereby established two new series of Securities to be issued under this Indenture, to be designated as the Company’s “7.875% Senior Notes due 2018” and “8.125% Senior Notes due 2020.”
          (b) There are to be authenticated and delivered on the date hereof (i) Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of the 2018 Notes and (ii) (i) Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of the 2020 Notes.
          (c) The Notes shall be issued in the form of one or more permanent Notes in substantially the form set out in Exhibit A-1, in the case of the 2018 Notes, and Exhibit A-2, in the case of the 2020 Notes.

          (d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.
          (e) With respect to the Notes (and any Subsidiary Guarantees endorsed thereon) only, the Base Indenture shall be supplemented pursuant to Sections 201, 301 and 901 thereof to establish the terms of the Notes (and any Subsidiary Guarantees endorsed thereon) as set forth in this First Supplemental Indenture, including as follows:
(i)	The provisions of Articles I, III, IV, V, VI, VII, VIII, IX, X, XI, XII, XIII, XIV, XV and XVI of the Base Indenture are deleted and replaced in their entirety by the provisions of Articles 1, 3, 4, 5, 6, 7, 8, 9, 10 and 11 of this First Supplemental Indenture;

(ii)	The form and terms of the securities representing the Notes required to be established pursuant to Article II of the Base Indenture shall be established in accordance with Article 2 of this First Supplemental Indenture;
To the extent that the provisions of this First Supplemental Indenture (including those referred to in clauses (i) and (ii) immediately above) conflict with any provision of the Base Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any Subsidiary Guarantees endorsed thereon).
          (f) Unless otherwise expressly specified, references in this First Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture, and not the Base Indenture or any other document.
SECTION 1.02. Definitions
          (a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.
          (b) The following are definitions used in this First Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, unless otherwise specified, the definition in this First Supplemental Indenture shall govern solely with respect to the Notes (and any Guarantee endorsed thereon).
     “Additional Assets” means:
     (1) any property or assets (other than Indebtedness) to be used by the Company or a Restricted Subsidiary;
     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

     “Additional 2018 Notes” means, subject to the Company’s compliance with Section 4.07, 7.875% Senior Notes due 2018 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Sections 2.06, 2.07, 2.10 or 3.06 of this Indenture).
     “Additional 2020 Notes” means, subject to the Company’s compliance with Section 4.07, 8.125% Senior Notes due 2020 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Sections 2.06, 2.07, 2.10 or 3.06 of this Indenture).
     “Additional Notes” means the Additional 2018 Notes and the Additional 2020 Notes.
     “Adjusted Treasury Rate for the 2018 Notes” means, with respect to any redemption date for the 2018 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue for the 2018 Notes (if no maturity is within three months before or after March 15, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue for the 2018 Notes shall be determined and the Adjusted Treasury Rate for the 2018 Notes shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the 2018 Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.
     “Adjusted Treasury Rate for the 2020 Notes” means, with respect to any redemption date for the 2020 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue for the 2020 Notes (if no maturity is within three months before or after March 15, 2015, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue for the 2020 Notes shall be determined and the Adjusted Treasury Rate for the 2020 Notes shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the 2020 Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.
     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under Section 4.08 and Section 4.09 only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
“Agent” means any Registrar or Paying Agent.
     “Applicable Premium for the 2018 Notes” means, with respect to a 2018 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such 2018 Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such 2018 Note on March 15, 2014 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2018 Note through March 15, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate for the 2018 Notes, over (B) the principal amount of such note on such redemption date.
     “Applicable Premium for the 2020 Notes” means, with respect to a 2020 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such 2020 Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such 2020 Note on March 15, 2015 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2020 Note through March 15, 2015 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate for the 2020 Notes, over (B) the principal amount of such note on such redemption date.
     “Applicable Procedures” means with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, redemption or exchange.
     “Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),
     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or
     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clauses (1), (2) and (3) above,
     (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
     (B) for purposes of the provisions described under Section 4.08 only, a disposition subject to Section 4.05;

     (C) a disposition of assets with a Fair Market Value of less than $10.0 million;
     (D) a sale of accounts receivable and related assets (i) of the type specified in the definition of “Qualified Receivables Transaction” or (ii) pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, the Company or any Subsidiary;
     (E) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;
     (F) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Company;
     (G) any sale, lease, transfer or other disposition of assets of a Foreign Subsidiary of the Company to joint ventures that are not Restricted Subsidiaries of the Company so long as such Foreign Subsidiary has received Fair Market Value for such assets; and
     (H) a disposition of all or substantially all the Company’s assets (as determined on a Consolidated basis) in accordance with the covenant described under Section 5.01.
     “Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:
     (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and
     (ii) the Attributable Debt determined assuming no such termination.
     “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:
     (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by
     (2) the sum of all such payments.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.

     “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.
     “Business Day” means each day which is not a Legal Holiday.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.
     “Cases” means the cases of the Company and certain of its Subsidiaries before the Bankruptcy Court.
     “Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.
     “Chinese Acceptance Notes” means acceptance notes issued by Chinese banks in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Company or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.
     “Change of Control” means:
     (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;
     (2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;
     (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or
     (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Comparable Treasury Issue for the 2018 Notes” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2018 Notes from the redemption date to March 15, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to March 15, 2014.
     “Comparable Treasury Issue for the 2020 Notes” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2020 Notes from the redemption date to March 15, 2015, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to March 15, 2015.
     “Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of “Adjusted Treasury Rate for the 2018 Notes” or “Adjusted Treasury Rate for the 2020 Notes” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.
     “Consolidated Interest Coverage Ratio” as of any date of determination means the ratio of:
     (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to
     (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
     (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;
     (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
     (E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company; provided that any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next twelve months following the date of such calculation, in the reasonable judgment of a responsible Financial Officer of the Company.
     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.
     “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:
     (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation,

     (2) amortization of debt discount and debt issuance costs,
     (3) capitalized interest,
     (4) non-cash interest expense,
     (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,
     (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee,
     (7) net payments made or received pursuant to Hedging Obligations under Interest Rate Agreements (including amortization of fees),
     (8) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary, and
     (9) interest Incurred in connection with investments in discontinued operations, and less, to the extent included in such total interest expense, (A) any breakage costs of Hedging Obligations terminated in connection with the offering of the notes on the Issue Date and the application of the net proceeds therefrom, (B) the amortization during such period of capitalized financing costs, provided, however, that, for any financing consummated after the Issue Date, the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs and (C) any accrued interest expense subsequently discharged pursuant to applicable bankruptcy provisions. Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense for any period shall include any interest income during such period.
     “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:
     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:
     (A) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below);
     (B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; and
     (C) the Company’s or any Restricted Subsidiary’s equity in the net income of a joint venture or similar entity of which the Company or a Restricted Subsidiary owns, through securities or otherwise, at least 25% of the voting or economic interests and that is not a Restricted Subsidiary shall be included in such Consolidated Net Income to the extent permissible under GAAP; provided, however¸ that such equity in the net income of such joint venture shall not be included if cash equal to such equity in the net income of such joint venture is not readily procurable by the Company from such joint venture;
     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;
     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent that the payment of cash dividends or the making of cash distributions, in each case equal to such net income (or a portion thereof) for such period, by such Foreign Subsidiary to the Company is contractually restricted (with the amount of such cash payments that is contractually restricted being determined in good faith by a Financial Officer of the Company)), except that:
     (A) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause); and
     (B) the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income; provided, however, that such net losses may be applied to the computation of Consolidated Net Income in subsequent periods (i) if Consolidated Net Income in any period is zero or less or (ii) to the extent that the application of such losses in any period would reduce Consolidated Net Income for such period to less than zero;
     (4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
     (5) cash restructuring expenses in an amount not to exceed (A) the amount of actual cash restructuring expenses for the fiscal year ended December 31, 2009, (B) $125.0 million for each of the fiscal years ended December 31, 2010, 2011 and 2012, and (C) $50.0 million per fiscal year thereafter, plus, in the case of each of (A), (B) and (C), to the extent that any amount permitted to be included in a prior year pursuant to this clause (5) is not utilized, such unutilized amount may be carried forward for use in only the next succeeding year;
     (6) any extraordinary gain or loss; and
     (7) the cumulative effect of a change in accounting principles.
     “Consolidated Total Assets” means the total Consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     “Consolidated Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.
     “Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.
     “Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:
     (1) was a member of such Board of Directors on the Issue Date; or
     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in the Base Indenture or in Section 11.02 hereof, or such other address as to which the Trustee may give notice to the Company.
     “Credit Agreement” means, collectively, the Amended and Restated Credit Facilities, dated as of October 23, 2009 by and among the Company, the several lenders from time to time party thereto, Barclays Bank, PLC, as Documentation Agent and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced, extended or otherwise modified from time to time.
     “Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under (provided that such increase in the amount of available borrowings is permitted by Section 4.07 or making Restricted Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.
     “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.
     “Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.
     “Designated Non-Cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Non-Cash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 4.08.
     “DIP Credit Agreement” means the Credit and Guarantee Agreement dated as of July 6, 2009 among the Company and certain of its Subsidiaries, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as amended, supplemented or otherwise modified prior to the date hereof.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:
     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
     (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or
     (3) is redeemable at the option of the holder thereof, in whole or in part;
     in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the notes.
     “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.
     “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
     (1) income tax expense and state and local taxes of the Company and its Consolidated Restricted Subsidiaries;
     (2) Consolidated Interest Expense;
     (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;
     (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

     (5) non-cash stock compensation expense and non-cash equity-linked expense;
     (6) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with the DIP Credit Agreement, the Cases, the Plan of Reorganization and the transactions contemplated by the foregoing, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan was approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization effected in connection with the winding up the debtors party to the Plan of Reorganization prior to emergence;
     (7) any foreign exchange gains and losses;
     (8) non-cash charges relating to Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions;
     (9) any non-recurring fees, expenses or charges related to any equity offering, acquisition, recapitalization or Incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including any such fees, expenses, charges or change in control payment related to the offering of the notes or other Indebtedness, and any amendment or other modifications thereof, to the extent deducted in such period in computing Consolidated Net Income; and
     (10) all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its Consolidated Restricted Subsidiaries, in each case for such period (other than normal accruals in the ordinary course of business).
     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (B) in the case of any Foreign Subsidiary, the payment of cash dividends or the making of cash distributions, in each case in a corresponding amount, by such Foreign Subsidiary to the Company is not contractually restricted (as determined in good faith by a Financial Officer of the Company), provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of “Consolidated Net Income,” such cash shall not be taken into account for the purposes of determining the amount of cash that is not contractually restricted under this clause (B). Also, notwithstanding the foregoing, for purposes of calculating EBITDA for each of the four fiscal quarter periods ending December 31, 2009, March 31, 2010 and June 30, 2010, EBITDA for such four fiscal quarter periods shall equal EBITDA for the period commencing on October 1, 2009 and ending on December 31, 2009, April 3, 2010 and July 3, 2010, as applicable, multiplied by 4, 2 and 4/3, respectively.
     “Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in this Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors. Fair Market Value (other than of any asset with a public trading market) of any asset or property (or group of assets or property subject to an event giving rise to a requirement under this Indenture that “Fair Market Value” be determined) in excess of $150.0 million shall be determined by the Board of Directors or a duly authorized committee thereof.
     “Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.
     “Foreign Indebtedness” means Indebtedness Incurred by a Foreign Subsidiary.
     “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:
     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,
     (2) statements and pronouncements of the Financial Accounting Standards Board,
     (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and
     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
     All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.
     “Global Note Legend” means the legend set forth in the form of Note attached hereto as Exhibit A-1, with respect to the 2018 Notes, and Exhibit A-2, with respect to the 2020 Notes, which is required to be placed on all Global Notes issued under this Indenture.
     “Global Notes” means the global Notes in the form of Exhibit A-1 or Exhibit A-2 hereto issued in accordance with Article 2 hereof.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement or any hedging agreement entered into in connection with the issuance of convertible debt.
     “Holder” means the Person in whose name a note is registered on the Registrar’s books.
     “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.
     “Indebtedness” means, with respect to any Person on any date of determination, without duplication:
     (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
     (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);
     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;
     (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;
     (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

     (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:
     (A) the Fair Market Value of such asset at such date of determination and
     (B) the amount of such Indebtedness of such other Persons;
     (8) Hedging Obligations of such Person; and
     (9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.
     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. In addition, the term “Indebtedness” will exclude obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial 2018 Notes” means $350,000,000 in aggregate principal amount of 2018 Notes issued under this Indenture on the date hereof.
     “Initial 2020 Notes” means $350,000,000 in aggregate principal amount of 2020 Notes issued under this Indenture on the date hereof.
     “Initial Notes” means the Initial 2018 Notes and the Initial 2020 Notes.
     “Interest Payment Dates” shall have the meaning set forth in paragraph 1 of the Notes.
     “Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.
     “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person.

     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.
     “Issue Date” means March 26, 2010.
     “Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York or the State of Illinois.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.
     “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
     (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;
     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;
     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
     (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).
     “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.
     “Officers’ Certificate” means a certificate signed by two Officers.

     “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the Trustee.
     “Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.
     “Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.
     “Permitted Liens” means, with respect to any Person:
     (1) Liens to secure Indebtedness permitted pursuant to Section 4.07(b)(1);
     (2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
     (3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
     (4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
     (5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions do not constitute Indebtedness;
     (6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under Section 4.07(b)(6); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (8) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1)) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries;
     (9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;
     (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;
     (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;
     (12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred hereunder;
     (13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that:
     (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and
     (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:
     (i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (8), (9) or (10) at the time the original Lien became a Permitted Lien hereunder; and
     (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;
     (14) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;
     (15) judgment Liens not giving rise to an Event of Default;
     (16) Liens arising from Uniform Commercial Code financing statement filings regarding leases that do not otherwise constitute Indebtedness entered into in the ordinary course of business;

     (17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;
     (18) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;
     (19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (20) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods; and
     (21) Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted by Section 4.07(b)(13) and securing other obligations under the agreements governing or relating to such Indebtedness, so long as such Liens do not encumber the Capital Stock of the Company or any of its Subsidiaries;
     (22) pledges or deposits made to support any obligations of the Company or any Restricted Subsidiary (including cash collateral to secure obligations under letters of credit) so long as the aggregate amount of such pledges and deposits does not exceed $350.0 million;
     (23) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (23) does not exceed 15% of Consolidated Total Assets of the Company, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available; provided, however, notwithstanding whether this clause (23) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (23) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (23).
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Plan of Reorganization” means the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Company and certain of its Subsidiaries dated September 18, 2009 (as in effect on the date of confirmation thereof and as thereafter may be amended).
     “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.
     “Purchase Money Indebtedness” means Indebtedness:

     (1) consisting of the purchase price of property, plant or equipment whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets, conditional sale obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of
          (A) the cost of the asset being financed and
          (B) the Fair Market Value of such asset; and
     (2) Incurred to finance such acquisition, construction or improvement by the Company or a Restricted Subsidiary of such asset whether through the direct purchase of such asset or the Capital Stock of any Person owning such asset;
provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such acquisition, construction or improvement.
     “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note:
     (1) shall be repaid from cash available to the Receivables Entity, other than
     (A) amounts required to be established as reserves;
     (B) amounts paid to investors in respect of interest;
     (C) principal and other amounts owing to such investors; and
     (D) amounts paid in connection with the purchase of newly generated receivables and
     (2) may be subordinated to the payments described in clause (1).
     “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:
     (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or
     (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

     The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities shall not be deemed a Qualified Receivables Transaction.
     “Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.
     “Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.
     “Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):
     (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which
     (A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
     (B) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or
     (C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (2) which is not an Affiliate of the Company or with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and
     (3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
     “Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the

Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.
     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:
     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,
     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the remaining Average Life of the Indebtedness being refinanced,
     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to Section 4.07)) (plus fees and expenses, including any premium and defeasance costs), and
     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include:
     (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company; or
     (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
     “Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.
     “Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Issue Date.
     “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
     “Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the

Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Indebtedness” of the Company or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Indebtedness under Credit Facilities, the notes (in the case of the Company), the Subsidiary Guarantees (in the case of the Subsidiary Guarantors) and all other indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:
     (1) any obligation of the Company to any Subsidiary of the Company or of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company;
     (2) any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;
     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
     (4) any Indebtedness or obligation of the Company (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;
     (5) any obligations with respect to any Capital Stock; or
     (6) any Indebtedness Incurred in violation of this Indenture.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred). “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the notes. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.
     “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:
     (1) such Person,
     (2) such Person and one or more Subsidiaries of such Person or
     (3) one or more Subsidiaries of such Person.
     The term “Subsidiary” also shall include any corporation, limited liability company, partnership or other entity that: (1) under GAAP may be consolidated with the Company for financial reporting purposes; and (2) has been designated as a Subsidiary of the Company by the Board of Directors of the Company for so long as such designation remains in effect.
     “Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of this Indenture.
     “Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.
     “Temporary Cash Investments” means any of the following:
     (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (2) investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, ratings of A1 from Standard & Poor’s and P1 from Moody’s;
     (3) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof which has a short-term deposit rating of A1 from Standard & Poor’s and P1 from Moody’s and has a combined capital and surplus and undivided profits of not less than $500 million;
     (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution described in clause (3) above;
     (5) money market funds that
     (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940,
     (B) are rated AAA by Standard & Poor’s and Aaa by Moody’s and
     (C) have portfolio assets of at least $5.0 billion; and
     (6) in the case of any Foreign Subsidiary,
     (A) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by Standard & Poor’s or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency,
     (B) investments of the type and maturity described in clauses (2) through (5) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies,
     (C) investments of the type and maturity described in clause (3) in any obligor organized under the laws of a jurisdiction other than the United States that (i) is a branch or subsidiary of a lender or the ultimate parent company of a lender under any Credit Facilities (but only if such lender meets the ratings and capital, surplus and undivided profits requirements of such clause (3)) or (ii) carries a rating at least equivalent to the rating of the sovereign nation in which it is located, and
     (D) other investments of the type and maturity described in clause (3) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Subsidiary is located; provided that the investments permitted under this subclause (D) shall be made in amounts and jurisdictions consistent with the Company’s policies governing short-term investments.
     “Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Total Debt to (b) EBITDA for the most recently ended four fiscal quarter period ending immediately prior to the date for which financial statements are internally available; provided, however, that:
     (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the calculation of the Total Leverage Ratio is an Incurrence of Indebtedness, then the calculation of EBITDA and Consolidated Total Debt for purposes of this definition for such period shall give effect on a pro forma basis to such new Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;
     (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the calculation of the Total Leverage Ratio, then the calculation of EBITDA and Consolidated Total Debt for purposes of this definition for such period shall give effect on a pro forma basis to such repayment, repurchase, defeasance or discharge as if it had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period;
     (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to a calculation hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, then EBITDA for such period shall be calculated after giving pro forma effect to such Investment or acquisition (including the Incurrence of any Indebtedness) as if it occurred on the first day of such period; and
     (E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Disposition, Investment or acquisition of assets as if it occurred on the first day of such period.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company; provided that any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next twelve months following the date of such calculation, in the reasonable judgment of a responsible Financial Officer of the Company.
     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
     “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
     “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
     “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
     “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however¸ that (i) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; (ii) at the time of such designation, the Company could have made a Restricted Payment under Section 4.05(a)(C) or Section 4.05(b)(10) in an amount equal to the lesser of (A) the Company’s Investment in such Restricted Subsidiary and (B) the Fair Market Value of the net assets of such Restricted Subsidiary, in each case at the time of such designation; or (iii) such Subsidiary is a Foreign Subsidiary that is a joint venture or similar entity.
     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
     (x) (1) the Company could Incur $1.00 of additional Indebtedness under Section 4.07(a) or (2) the Consolidated Interest Coverage Ratio for the Company and its Restricted Subsidiaries would be the same or greater after giving effect to such designation than before such designation; and
     (y) no Default shall have occurred and be continuing.
     Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

     “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
     “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.
SECTION 1.03. Other Definitions.

Term	Defined in Section
Acceleration Notice	6.02
Affiliate Transaction	4.09(a)
Asset Sale Offer	4.08
Authentication Order	2.02(d)
Change of Control Offer	4.11(a)
Change of Control Payment Date	4.11(a)
Company	Preamble
Covenant Defeasance	8.03
DTC	2.03(b)
Events of Default	6.01
Guaranteed Obligations	10.01
Initial Lien	4.10
Legal Defeasance	8.02
Material Capital Markets Indebtedness	4.13
Material Indebtedness	4.13
Notes	Preamble
Paying Agent	2.03(a)
Redemption Date	2.08(d)
Registrar	2.03(a)
Restricted Payment	4.05(a)
Reversion Date	4.15(a)
Surviving Company	5.01(a)(1)
Surviving Guarantor	5.01(b)(1)
Suspended Covenants	4.15(a)
Suspension Date	4.15(a)
Suspension Period	4.15(a)
Trustee	Preamble

SECTION 1.04. Incorporation by Reference of Trust Indenture Act.
     (a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
     (b) The following TIA terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes and the Subsidiary Guarantees;
     “indenture security holder” means a Holder;
     “indenture to be qualified” means this Indenture;
     “indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes means the Company and any successor obligor upon the Notes.
     (c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.
SECTION 1.05. Rules of Construction.
     (a) Unless the context otherwise requires:
     (i) a term has the meaning assigned to it;
     (ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;
     (iii) “or” is not exclusive;
     (iv) words in the singular include the plural, and in the plural include the singular;
     (v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;
     (vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.
     (vii) “including” means “including without limitation;”
     (viii) provisions apply to successive events and transactions; and
     (ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.
ARTICLE 2
THE NOTES

     Pursuant to Section 201 of the Base Indenture, the provisions of this Article 2 establish the form of the Notes under this First Supplemental Indenture, and to the extent that any provisions of this Article 2 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 2 shall govern the Notes.
     SECTION 2.01. Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 hereto with respect to the 2018 Notes and in the form of Exhibit A-2 with respect to the 2020 Notes, each of which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A-1 and Exhibit A-2. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 thereafter. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (b) Book-Entry Provisions. This Section 2.01(b) shall only apply to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
     (c) Certificated Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Certificated Notes. For greater certainty, the provisions of this Section 2.01(c) are subject to the requirements relating to notations, legends or endorsements on Notes required by law, stock exchange rule, or agreements to which any the Company is subject, if any.
SECTION 2.02. Execution and Authentication.
     (a) One Officer shall sign the Notes for the Company by manual or facsimile signature.
     (b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
     (c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
     (d) The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue.

     (e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company or any of their respective Subsidiaries.
SECTION 2.03. Registrar and Paying Agent.
     (a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     (b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
     (c) The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby initially agrees so to act.
SECTION 2.04. Paying Agent to Hold Money in Trust.
     The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.05. Holder Lists.
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA Section 312(a).

     Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or under the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).
     SECTION 2.06. Transfer and Exchange.
     (a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Registrar with a request:
     (1) to register the transfer of such Certificated Notes; or
     (2) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing;
     (b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, then the Trustee shall cancel such Certificated Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly. If no Global Notes are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate from the Company, a new Global Note in the appropriate principal amount.
     (c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.
     (d) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture (other than the provisions set forth in subsection (e) of this Section 2.06), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
     (e) Authentication in Absence of Depositary. If at any time:
     (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

     (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee; or
     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and beneficial owners holding interests representing an aggregate principal amount of at least 51% of such Notes represented by Global Notes advise the Trustee in writing that the continuation of a book-entry system through the Depositary is no longer in such owner’s best interests.
then the Company will execute, and the Trustee, upon receipt of an Officers’ Certificate requesting the authentication and delivery of Certificated Notes to the Persons designated by the Company, will authenticate and deliver Certificated Notes, in an aggregate principal amount equal to the principal amount of Global Notes, in exchange for such Global Notes.
     (f) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Certificated Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.
     (g) Obligations with Respect to Transfers and Exchanges of Notes.
     (1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.
     (2) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.
     (3) The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.
     (4) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
     (5) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

     (h) No Obligation of the Trustee.
     (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
     (2) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
SECTION 2.07. Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.
     In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Company, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.
     Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
     The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.
SECTION 2.08. Outstanding Notes.
     (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section

2.08 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 2.08(b) hereof.
     (b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.
     (c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     (d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
SECTION 2.09. Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.
SECTION 2.10. Temporary Notes.
     Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Certificated Notes in exchange for temporary Notes.
     Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.
SECTION 2.11. Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, upon direction by the Company and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
SECTION 2.12. CUSIP or ISIN Numbers.
     The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.
SECTION 2.13. Additional Notes.
     The Company shall be entitled, subject to its compliance with Section 4.07 hereof, to issue Additional 2018 Notes and Additional 2020 Notes under this Indenture in an unlimited aggregate principal amount, each of which shall have identical terms as the Initial 2018 Notes and Initial 2020 Notes, respectively, other than with respect to the date of issuance and issue price and first payment of interest. The Initial 2018 Notes and Initial 2020 Notes, respectively, and any Additional 2018 Notes and Additional 2020 Notes shall be treated as a single class for all purposes under this Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase.
     With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:
     (a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and
     (b) the issue price, the issue date and the CUSIP number(s) of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.
ARTICLE 3
REDEMPTION AND PREPAYMENT
     To the extent that any provisions of this Article 3 are duplicative or conflict with any provision of the Base Indenture, this Article 3 shall govern and be controlling solely with respect to the Notes.
SECTION 3.01. Notices to Trustee.
     If the Company elects to redeem any series of Notes pursuant to the optional redemption provisions of Sections 3.07 and 3.08 hereof and paragraph 5 of the Notes, it shall furnish to the Trustee an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of 2018 Notes or 2020 Notes, as applicable, to be redeemed, and (iv) the redemption price. If the Company elects to redeem any series of Notes pursuant to the provisions of Sections 3.07 and 3.08 hereof and paragraph 5 of the Notes, it shall furnish such Officers’ Certificate to the Trustee at least 30 days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee. Each Officers’ Certificate shall be accompanied by an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.
SECTION 3.02. Selection of Notes to be Redeemed.

     If less than all of the Notes of any series are to be redeemed or purchased at any time, the Trustee shall select the Notes or such series to be redeemed or purchased, (i) if the applicable Notes are listed, in compliance with the requirements of the principal national securities exchange on which the applicable Notes are listed, or (ii) if the applicable Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee in its sole discretion shall deem to be fair and appropriate. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.
     The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 thereafter; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
SECTION 3.03. Notice of Redemption.
     At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.
     The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:
     (a) the Redemption Date;
     (b) the redemption price;
     (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
     (d) the name and address of the Paying Agent;
     (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
     (g) the paragraph of the Notes and Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense, provided, however, that the Company gives the Trustee at least 3 Business Days prior notice of such request. Any redemption and notice thereof may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.
SECTION 3.04. Effect of Notice Upon Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
SECTION 3.05. Deposit of Redemption Price.
     On or before 11:00 a.m. Eastern Time on any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes (or portions of Notes) to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.
     If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
SECTION 3.06. Notes Redeemed in Part.
     Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
SECTION 3.07. Optional Redemption for the 2018 Notes.
     Except as set forth in subparagraphs (a), (b) and (d) below, the 2018 Notes are not redeemable before March 15, 2014.
     (a) At any time prior to March 15, 2014, the Company may, at its option, redeem all or part of the Notes (which includes Additional 2018 Notes, if any), at a redemption price equal to 100% of the principal amount of 2018 Notes redeemed plus the Applicable Premium for the 2018 Notes, as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

     (b) At any time prior to March 15, 2014, during any 12-month period commencing on the Issue Date, the Company may, at its option, redeem up to 10% of the aggregate principal amount of the 2018 Notes issued under this Indenture (calculated giving effect to any issuance of Additional 2018 Notes) at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
     (c) On or after March 15, 2014, the Company may, at its option, redeem all or a part of the 2018 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%
     (d) Notwithstanding the provisions of subparagraphs (a), (b) and (c) of this Section 3.07, at any time prior to March 15, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of 2018 Notes issued under this Indenture (which includes the Additional 2018 Notes, if any) at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:
     (1) at least 65% of the original aggregate principal amount of the 2018 Notes issued under this Indenture (calculated after giving effect to any issuance of Additional 2018 Notes) remains outstanding immediately after giving effect to such redemption; and
     (2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering.
     (e) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
SECTION 3.08. Optional Redemption for the 2020 Notes.
     Except as set forth in subparagraphs (a), (b) and (d) below, the 2020 Notes are not redeemable before March 15, 2015.
     (a) At any time prior to March 15, 2015, the Company may, at its option, redeem the 2020 Notes (which includes Additional 2020 Notes, if any), in whole or in part, at a redemption price equal to 100% of the principal amount of the 2020 Notes redeemed plus the Applicable Premium for the 2020 Notes, as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date).
     (b) At any time prior to March 15, 2015, during any 12-month period commencing on the Issue Date, the Company may, at its option, redeem up to 10% of the aggregate principal amount of the 2020 Notes issued under this Indenture (calculated giving effect to any issuance of Additional 2020 Notes) at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
     (c) On or after March 15, 2015, the Company may, at its option, redeem all or a part of the 2020 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2015	104.063%
2016	102.708%
2017	101.354%
2018 and thereafter	100.000%
     (d) Notwithstanding the provisions of subparagraphs (a), (b) and (c) of this Section 3.08, at any time prior to March 15, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of 2020 Notes issued under this Indenture (which includes the Additional 2020 Notes, if any) at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:
     (1) at least 65% of the original aggregate principal amount of the 2020 Notes issued under this Indenture (calculated after giving effect to any issuance of Additional 2020 Notes) remains outstanding immediately after giving effect to such redemption; and
     (2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering.
     (e) Any prepayment pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
SECTION 3.09. Mandatory Redemption.
     Except as set forth in Section 4.08 and 4.11 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
ARTICLE 4
COVENANTS
     To the extent that any provisions of this Article 4 are duplicative or conflict with any provision of the Base Indenture, this Article 4 shall govern and be controlling solely with respect to the Notes.
SECTION 4.01. Payment of Notes.
     The Company shall pay or cause to be paid the principal of, premium, if any, interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
SECTION 4.02. Maintenance of Office or Agency.
     (a) The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     (b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     (c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 4.02(a).
SECTION 4.03. Reports.
     (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will provide the Trustee and Holders and prospective Holders within the time periods specified in the SEC’s rules and regulations (plus any extensions granted pursuant to SEC rules), copies of:
     (1) annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;
     (2) quarterly reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;
     (3) from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and
     (4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.
     (b) Notwithstanding whether the Company is subject to the periodic reporting requirements of the Exchange Act, the Company will nevertheless continue filing the reports specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) through (4) above with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
     (c) In addition, the Company shall furnish to the Trustee and the Holders, upon their request, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally.
SECTION 4.04. Compliance Certificate.
     (a) The Company and each Subsidiary Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company or such Subsidiary Guarantor has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company or such Subsidiary Guarantor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For the purposes of this paragraph, such compliance shall be determined without regard to any grace period or requirement of notice provided under this Indenture. The Company shall also comply with TIA Section 314(a)(4).
     (b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith and in any event within 30 days upon any Officer becoming aware of any Default or Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
SECTION 4.05. Restricted Payments.
     (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Company or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis);
     (2) purchase, repurchase, redeem, retire or otherwise acquire (“Purchase”) for value any Capital Stock of the Company held by any Person (other than Capital Stock held by the Company or a Restricted Subsidiary) or any Capital Stock of a Restricted Subsidiary held by an affiliate of the Company (other than by a Restricted Subsidiary) (other than in exchange for Capital Stock of the Company that is not Disqualified Stock); or
     (3) purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase)
(any such dividend, distribution, payment or Purchase being referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
     (A) a Default shall have occurred and be continuing (or would result therefrom);
     (B) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to Section 4.07(a); or
     (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Company, whose determination will be conclusive; provided, however, that with respect to any non-cash Restricted Payment in excess of $25.0 million, the amount so expended shall be determined in accordance with the provisions of the definition of Fair Market Value) declared or made subsequent to the Issue Date would exceed the sum, without duplication, of:
     (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); plus
     (ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus
     (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange).
     (b) Notwithstanding the foregoing, the provisions set forth in Section 4.05(a) shall not prohibit:

     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that:
     (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments, and
     (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) shall be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;
     (2) any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;
     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;
     (4) any Purchase for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $20.0 million in any calendar year; provided further, however, that any of the $20.0 million permitted to be applied for Purchases under this clause (4) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments;
     (5) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Issue Date pursuant to Section 4.07; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;
     (6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;
     (7) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations from Net Available Cash to the extent permitted under the covenant described under Section 4.08; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;
     (8) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;
     (9) Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.75 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and provided further, however, that such amounts shall be included in the calculation of the amount of Restricted Payments; or
     (10) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (10), does not exceed $500.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.
SECTION 4.06. Dividend and Other Payment Restrictions Affecting Subsidiaries.
     The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock;
     (2) pay any Indebtedness or other obligations owed to the Company;
     (3) make any loans or advances to the Company; or
     (4) transfer any of its property or assets to the Company, except, with respect to clauses (1), (2), (3) and (4), for such encumbrances or restrictions existing under or by reason of:
     (A) any encumbrance or restriction pursuant to (i) applicable law, rule, regulation or order or (ii) an agreement in effect at or entered into on the Issue Date;
     (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;
     (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;
     (D) any encumbrance or restriction pursuant to an agreement with respect to Indebtedness incurred in reliance on Section 4.07(b)(1);
     (E) in the case of clause (4), any encumbrance or restriction:
     (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or
     (ii) contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;
     (F) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
     (G) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction or the Company with respect to Standard Securitization Undertakings in connection with a Qualified Receivables Transaction;
     (H) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) above;
     (I) provisions with respect to the disposition or distribution of assets or property in or with respect to joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;
     (J) restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or, in the ordinary course of business, other third parties or by Liens permitted pursuant to clause (22) of the definition of “Permitted Liens”; and
     (K) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the Company in good faith) in any material respect than those contained in such agreements or instruments in effect on the Issue Date.
SECTION 4.07. Limitation on Indebtedness.

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Interest Coverage Ratio would be greater than 2.0:1.0.
     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:
     (1) Indebtedness under Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1,275.0 million, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Company’s obligations under Section 4.08; and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements are available;
     (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;
     (3) Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Issue Date (other than the Indebtedness described in clauses (1) and (2) above) and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);
     (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Interest Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be equal to or greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);
     (5) Indebtedness in respect of (A) performance bonds, bankers’ acceptances, letters of credit, bank guarantees and surety or appeal bonds entered into by the Company or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure or in connection with the issuance of convertible debt and not entered into for speculative purposes;

     (6) Purchase Money Indebtedness, Capitalized Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (A) $300.0 million and (B) 5.0% of Consolidated Total Assets of the Company as of the end of the most recent fiscal quarter for which financial statements are available;
     (7) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;
     (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;
     (9) any Guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture (other than Indebtedness Incurred pursuant to clause (4) above);
     (10) Indebtedness incurred by Foreign Subsidiaries pursuant to working capital lines of credit or any overdraft line or other cash management system in the ordinary course of business;
     (11) Indebtedness owed by the Company or a Restricted Subsidiary to a joint venture or similar entity in an amount not to exceed $50.0 million at any time; provided, however, that the Company or a Restricted Subsidiary owns, through securities or otherwise, at least 25% of the voting or economic interests of the joint venture or similar entity;
     (12) Indebtedness of the Company or a Restricted Subsidiary in an amount not to exceed $50.0 million Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company whether by means of the acquisition of assets or the Capital Stock of such entity; provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (12) or (ii) the Consolidated Interest Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be equal to or greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (12);
     (13) Indebtedness of a Foreign Subsidiary in an aggregate principal amount not to exceed $150.0 million at any time;
     (14) Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) such Indebtedness is not senior in right of payment to the notes and (ii) the aggregate principal amount of such Indebtedness shall not exceed $75.0 million at any time; and

     (15) Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed the greater of (A) $500.0 million and (B) 8.0% of Consolidated Total Assets.
     (c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:
     (1) Outstanding Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;
     (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and
     (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to clauses (b)(2) through (b)(15) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(15) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(15) above, as the case may be, if it were Incurred at the time of such reclassification).
     (d) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred. Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the fluctuations in the exchange rates of currencies.
SECTION 4.08. Limitation on Sales of Assets and Subsidiary Stock.
     (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;
     (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Additional Assets, and;
     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):
          (A) first, to the extent the Company elects (or is required by the terms of any applicable Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
          (B) second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Asset Sale Offer (as defined in paragraph (c) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (c) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Asset Sale Offer may be made ratably to purchase the notes and any Senior Indebtedness of the Company; and
          (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of this Indenture;
provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.
Notwithstanding the foregoing provisions of this paragraph (3), the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be used or invested in any manner that is not prohibited by this Indenture.
     (b) For purposes of this Section 4.08, the following are deemed to be cash:
     (1) the assumption of Indebtedness or other obligations of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;
     (2) any Designated Non-Cash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Non-Cash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (1) $200.0 million and (2) 3.0% of the Consolidated Total Assets of the Company as shown on the most recent balance sheet of the Company filed with the SEC;
     (3) securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash;
     (4) Temporary Cash Investments.
     (c) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this Section 4.08, the Company will be required:
     (1) to purchase notes tendered pursuant to an offer by the Company for the notes (the “Asset Sale Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant Interest Payment Date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in this Indenture; and
     (2) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby; provided that in no event shall the Company offer to purchase such Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium) or, unless otherwise provided for in such Senior Indebtedness, the accreted amount, if issued with original issue discount, plus accrued and unpaid interest thereon.
If the aggregate purchase price of notes (and Senior Indebtedness) tendered pursuant to the Asset Sale Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Asset Sale Offer for notes (and Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $25.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Asset Sale Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).
     (d) The Company shall, not later than 45 days after the Company becomes obligated to make an Asset Sale Offer pursuant to this Section 4.08, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof on the purchase date, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased; and (4) the amount of the Asset Sale Offer. If, upon the expiration of the period for which the Asset Sale Offer remains open, the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Asset Sale Offer, the Company shall select the Notes to be purchased on a pro rata basis.
     (e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
SECTION 4.09. Affiliate Transactions.
     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:
     (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;
     (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million;
          (A) are set forth in writing; and
          (B) have been approved by a majority of the members of the Board of Directors who are disinterested directors as to such Affiliate Transaction;
     (3) that, in the event such Affiliate Transaction involves an amount in excess of $150.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.
     (b) The restrictions set forth in Section 4.09(a) hereof shall not prohibit:
     (1) any Restricted Payment permitted to be paid pursuant to Section 4.05;
     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;
     (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;
     (4) loans or advances to employees in the ordinary course of business of the Company in an aggregate amount not to exceed $5 million at any one time outstanding;

     (5) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business;
     (6) any transaction between or among any of the Company, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
     (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;
     (8) any agreement as in effect on the Issue Date and listed on a schedule to this Indenture, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;
     (9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; or
     (10) any transaction effected as part of a Qualified Receivables Transaction.
SECTION 4.10. Liens.
     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
SECTION 4.11. Offer to Repurchase Upon Change of Control.
     (a) If a Change of Control occurs, each Holder shall have the right to require the Company to purchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
     (b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under this Section 4.11.
     (d) Notwithstanding anything to the contrary in this Section 4.11, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the Notes have been or are called for redemption by the Company prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice.
     (e) A change of Control Offer may be made in advance of a change of Control, and conditioned upon, the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
SECTION 4.12. Corporate Existence
     Except as otherwise permitted by Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.
SECTION 4.13. Additional Subsidiary Guarantors.
     The Company will cause each new Domestic Subsidiary that is a Guarantor of (i) the Credit Agreement; (ii) any Credit Facilities incurred in reliance on Section 4.07(b)(1); or (iii) any single issuance of capital markets indebtedness incurred under paragraph (a) or clause (b)(15) of Section 4.07 in an aggregate principal amount equal to or greater than $200.0 million (“Material Capital Markets Indebtedness,” and together with the Indebtedness described in clauses (i) and (ii), “Material Indebtedness”) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. In addition, the Company will cause each Foreign Subsidiary that becomes a Guarantor of any Material Indebtedness of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such

Subsidiary will Guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 4.14. Limitation on Sale and Leaseback Transactions.
     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:
     (A) the Company or such Restricted Subsidiary would be entitled to:
     (i) Incur Indebtedness with respect to such Sale and Leaseback Transaction pursuant to Section 4.07; and
     (ii) create a Lien on such property securing such Indebtedness without equally and ratably securing the notes pursuant to Section 4.10;
     (B) the gross proceeds payable to the Company or such Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the Fair Market Value of such property; and
     (C) the transfer of such property is permitted by, and, if applicable, the Company applies the proceeds of such transaction in compliance with Section 4.08.
SECTION 4.15. Suspension of Covenants.
     (a) Following the first day (the “Suspension Date”) that (i) the Notes have an Investment Grade Rating from both of the Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:
     (1) Section 4.05;
     (2) Section 4.06;
     (3) Section 4.07;
     (4) Section 4.08;
     (5) Section 4.09;
     (6) Section 4.13;
     (7) clause (a) (3) of Section 5.01;
(collectively, the “Suspended Covenants”).
In addition, the Company may elect to suspend the Subsidiary Guarantees. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating

Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated to the extent required by this Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary to be an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.
     (b) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.07(a) or one of the clauses set forth in Section 4.07 (b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of Section 4.07, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.07(b)(3)(B). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.05 will be made as though Section 4.05 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.05(a) and the items specified in subclause (C) of paragraph (a) of Section 4.05 will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraphs (a) and (b) of Section 4.08, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.
     (c) In addition, if it would not cause a Default or Event of Default, the Company and the Restricted Subsidiaries may honor any contractual commitments to take actions in the future after any date on which the Notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments were entered into during a Suspension Period and not in anticipation of the Notes no longer having an Investment Grade Rating from both of the Rating Agencies.
ARTICLE 5
SUCCESSORS
     To the extent that any provisions of this Article 5 are duplicative or conflict with any provision of the Base Indenture, this Article 5 shall govern and be controlling solely with respect to the Notes.
SECTION 5.01. Merger, Consolidation, or Sale of Assets.
     (a) The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:
     (1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and this Indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (3) immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under Section 4.07(a) or (B) the Consolidated Interest Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and
     (4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
     (b) In addition, the Company will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:
     (1) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;
     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
     (c) Notwithstanding the foregoing:
     (1) any Restricted Subsidiary may Consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor and;
     (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.
SECTION 5.02. Successor Corporation Substituted.
     Upon any consolidation, merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Indenture.
ARTICLE 6
DEFAULTS AND REMEDIES
     To the extent that any provisions of this Article 6 are duplicative or conflict with any provision of the Base Indenture, this Article 6 shall govern and be controlling solely with respect to the Notes.
SECTION 6.01. Events of Default.
     Each of the following is an “Event of Default” with respect to each series of Notes:
     (a) a default in any payment of interest on the Notes of such series when due and payable and such default continues for a period of 30 days;
     (b) a default in the payment of principal of any Notes of such series when due and payable, at Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;
     (c) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under Section 5.01 above;
     (d) the failure by the Company or any Restricted Subsidiary to comply with any of its obligations under Section 4.11 or Sections 4.05 to 4.10, Sections 4.13 and 4.14 for 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;
     (e) the failure by the Company or any Restricted Subsidiary to comply with its other agreements contained in this Indenture for 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;
     (f) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent;
     (g) the rendering of any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a Significant Subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;
     (h) any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such

Subsidiary Guarantor’s obligations under this Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice as specified in this Indenture;
     (i) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary within the meaning of Bankruptcy Law:
     (i) commences a voluntary case,
     (ii) consents to the entry of an order for relief against it in an involuntary case,
     (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or
     (iv) makes a general assignment for the benefit of its creditors; or
     (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (ii) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
     (iii) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiaries or any group of Restricted Securities that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.
     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     However, a default under clauses (d), (e), (f), (g) or (h) (only with respect to any Subsidiary Guarantor that is not a Significant Subsidiary) will not constitute an Event of Default with respect to a series of Notes until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes of such series notify the Company and the Trustee of the default and the Company, the Subsidiary Guarantor or the Restricted Subsidiary, as applicable, does not cure such default within the time specified in clauses (d), (e), (f), (g) or (h) hereof after receipt of such notice.
SECTION 6.02. Acceleration.

     If an Event of Default (other than an Event of Default specified in clauses (i) or (j) of Section 6.01 hereof with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes of any series may declare the principal of and accrued interest on all the Notes of such series to be due and payable immediately by notice in writing to the Company and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. If an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
     At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes of any series may rescind and cancel such declaration with respect to the Notes of such series and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and (v) in the event of the cure or waiver of an Event of Default of the type described in clauses (i) or (j) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
SECTION 6.03. Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
SECTION 6.04. Waiver of Past Defaults.
     Holders of not less than a majority in aggregate principal amount of the then outstanding Notes of any series by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the Notes of such series (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes of a series may rescind an acceleration with respect to such series and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
SECTION 6.05. Control by Majority.
     Holders of a majority in principal amount of the then outstanding Notes of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes of such series or that may involve the Trustee in personal liability.
SECTION 6.06. Limitation on Suits.
     A Holder of a Note of any series may pursue a remedy with respect to this Indenture or the Notes of such series only if:
          (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;
          (b) the Holders of at least 25% in principal amount of the then outstanding Notes of such series make a written request to the Trustee to pursue the remedy;
          (c) such Holder of a Note or Holders of Notes of such series offer and, if requested, provide to the Trustee reasonable indemnity to the Trustee against any loss, liability or expense;
          (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
          (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes of such series do not give the Trustee a direction inconsistent with the request.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
SECTION 6.07. Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08. Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.09. Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the

Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10. Priorities.
     If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
SECTION 6.11. Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.06 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
     To the extent that any provisions of this Article 7 are duplicative or conflict with any provision of the Base Indenture, this Article 7 shall govern and be controlling solely with respect to the Notes.

SECTION 7.01. Duties of Trustee.
     (a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
     (b) Except during the continuance of a Default:
     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
     (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of the Trustee.
     Subject to TIA Section 315:
     (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, provided that the Trustee’s conduct does not constitute willful misconduct or negligence.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
     (g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall reasonably determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company during normal business hours and upon reasonable notice, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
     (h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any willful misconduct or gross negligence on the part of any agent or attorney appointed with due care by it under this Indenture.
     (i) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.
     (j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, Custodian and other Person employed to act hereunder.

     (k) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.
     (l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.
     (m) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Company has been advised as to the likelihood of such loss or damage and regardless of the form of action.
SECTION 7.03. Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.
SECTION 7.04. Trustee’s Disclaimer.
     The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
SECTION 7.05. Notice of Defaults.
     (a) The Trustee shall not be deemed to have notice of any Default with respect to Notes of any series unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes of such series, and such notice references the specific Default or Event of Default, the Notes of such series and this Indenture.
     (b) If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to Holders of the Notes of the applicable series, notice of the Default within the earlier of 90 days after the occurrence of a Default or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note of any series (including payments pursuant to the redemption provisions of the Notes of such series), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06. Reports by Trustee to Holder.
     Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).
     A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.
SECTION 7.07. Compensation and Indemnity.
     The Company and the Subsidiary Guarantors shall pay to the Trustee from time to time such reasonable compensation for its acceptance of this Indenture and services hereunder as the parties shall agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and the Subsidiary Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     The Company and the Subsidiary Guarantors shall, jointly and severally, indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Subsidiary Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company and the Subsidiary Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company and the Subsidiary Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company and the Subsidiary Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.
     The obligations of the Company and the Subsidiary Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.
     To secure the Company’s and the Subsidiary Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.
     In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of

Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
     “Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.
     The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.
SECTION 7.08. Replacement of Trustee.
     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
     The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10 hereof;
     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (c) a custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
SECTION 7.09. Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.
SECTION 7.10. Eligibility; Disqualification.
     There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
     This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).
SECTION 7.11. Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
     To the extent that any provisions of this Article 8 are duplicative or conflict with any provision of the Base Indenture, this Article 8 shall govern and be controlling solely with respect to the Notes.
SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes of any series upon compliance with the conditions set forth below in this Article 8.
SECTION 8.02. Legal Defeasance and Discharge
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes of any series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes of such series to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
SECTION 8.03. Covenant Defeasance.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 and 4.14 hereof with respect to the outstanding Notes of such series on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of such series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes of such series shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of such series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes of such series shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) and 6.01(e) hereof shall not constitute Events of Default.
SECTION 8.04. Conditions to Legal or Covenant Defeasance.
     The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes of any series:
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal amount at maturity of, premium and interest on the outstanding Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be;
     (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for

Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the grant of a Lien to secure such Indebtedness) or insofar as Section 6.01 (i) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;
     (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt including, without limitation, those arising under this Indenture, and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;
     (g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;
     (h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and
     (i) the Company shall have paid or duly provided for payment of all amounts then due to the Trustee pursuant to Section 7.07 hereof.
     Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes of such series not therefor delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company
SECTION 8.05. Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

     All cash and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes of any series shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of such series of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes of such series.
     Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.06. Satisfaction and Discharge.
     This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes of any series when (i) either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under this Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.
SECTION 8.07. Repayment to Company.
     Any cash or non-callable U.S. Government Obligations deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Company.
SECTION 8.08. Reinstatement.
     If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.
SECTION 8.09. Survival.
     The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation of the Trustee.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
     To the extent that any provisions of this Article 9 are duplicative or conflict with any provision of the Base Indenture, this Article 9 shall govern and be controlling solely with respect to the Notes.
SECTION 9.01. Without Consent of Holder.
     Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture, the Subsidiary Guarantees or the Notes of any series without the consent of any Holder of a Note of such series to:
     (a) cure any ambiguity, omission, defect or inconsistency;
     (b) provide for the assumption by a successor entity of the obligations of the Company or a Subsidiary Guarantor under this Indenture;
     (c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
     (d) add additional Guarantees with respect to the notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under this Indenture;

     (e) add to the covenants of the Company for the benefit of the Holders of notes or to surrender any right or power conferred upon the Company;
     (f) make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of this Indenture;
     (g) make any amendment to the provisions of this Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that (A) compliance with this Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially affect the rights of Holders to transfer notes;
     (h) comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA; or
     (i) convey, transfer, assign, mortgage or pledge as security for the notes any property or assets in accordance with Section 4.10.
     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
     SECTION 9.02. With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, this Indenture, the Subsidiary Guarantees and the Notes of any series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of such series then outstanding voting as a single class, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Subsidiary Guarantees or the Notes of such series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series voting as a single class.
     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.
     It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

     After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes of any series affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding of a series voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes with respect to such series. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes of such series held by a non-consenting Holder):
     (a) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (b) reduce the rate of or extend the time for payment of interest, including defaulted interest, on any Note;
     (c) reduce the principal of or extend the Stated Maturity of any Note;
     (d) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as set forth in Sections 3.07 and 3.08;
     (e) make any Notes payable in money other than that stated in the Notes;
     (f) impair the right of any Holder of Notes to receive payment of principal of and interest on such Note on or after the due dates therefore or to institute suit for the enforcement of such payment on or with respect to such Holder’s Notes; or
     (g) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;
     (h) modify the Subsidiary Guarantees in any manner adverse to the Holders of the Notes.
SECTION 9.03. Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.
SECTION 9.04. Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.
SECTION 9.05. Trustee to Sign Amendments.
     The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. None of the Company nor any Subsidiary Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).
ARTICLE 10
SUBSIDIARY GUARANTEES
     To the extent that any provisions of this Article 10 are duplicative or conflict with any provision of the Base Indenture, this Article 10 shall govern and be controlling solely with respect to the Notes.
SECTION 10.01. Subsidiary Guarantees.
     Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.
     Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.
     Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
     Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

     Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of such Subsidiary Guarantor’s Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.
     Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.
SECTION 10.02. Limitation on Liability.
     Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable state law. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 10.03. Successors and Assigns.
     This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 10.04. No Waiver.
     Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
SECTION 10.05. Release of Subsidiary Guarantor.
     (a) Upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; (b) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor; (c) if a Subsidiary Guarantor no longer guarantees or is otherwise obligated under (i) the Credit Agreement, (ii) Indebtedness under Credit Facilities incurred in reliance on Section 4.07(b)(1) or (iii) any Material Capital Markets Indebtedness; (d) upon designation of a Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture; or (e) at the

Company’s election, during any Suspension Period, such Subsidiary Guarantor shall be deemed released from all obligations under this Article 10 without any further action required on the part of the Trustee or any Holder.
     If the Company exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with the provisions of Article 8 hereof or if its obligations under this Indenture are discharged in accordance with Section 8.06 hereof, each Subsidiary Guarantor shall be released from all obligations under this Article 10 without any further action required on the part of the Trustee or any Holder. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Subsidiary Guarantor pursuant to this Section 10.05.
SECTION 10.06. Contribution.
     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each Subsidiary Guarantor, as applicable, in an amount equal to such Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
ARTICLE 11
MISCELLANEOUS
     To the extent that any provisions of this Article 11 are duplicative or conflict with any provision of the Base Indenture, this Article 11 shall govern and be controlling solely with respect to the Notes.
SECTION 11.01. Trust Indenture Act Controls
     If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.
SECTION 11.02. Notices
     Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:
          If to the Company:
          Lear Corporation
          21557 Telegraph Road
          Southfield, MI 48035
          Facsimile: (248) 447-5126
          Attention: General Counsel

          With a copy to:
          Winston & Strawn LLP
          35 West Wacker Drive
          Chicago, Illinois 60601
          Facsimile: (312) 558-5700
          Attention: Bruce A. Toth

          If to the Trustee:
          The Bank of New York Mellon Company, N.A.
          2 North La Salle Street, Suite 1020
          Chicago, Illinois 60602
          Facsimile: (312) 827-8542
     The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.
     The Trustee agrees to accept and act upon facsimile transmission of written instructions pursuant to this Indenture; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.
     All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the security register for the Notes. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
SECTION 11.03. Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).
SECTION 11.04. Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
SECTION 11.05. Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:
     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
SECTION 11.06. Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
SECTION 11.07. No Personal Liability of Directors, Officers, Employees and Stockholders.
     No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or of the Subsidiary Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 11.08. Governing Law; Waiver of Jury Trial.
     THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.09. No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 11.10. Successors.
     All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.
SECTION 11.11. Severability.
     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 11.12. Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 11.13. Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 11.14. Force Majeure.
     In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
[Signatures on following page]

SIGNATURES

Dated as the date first written above ISSUER: Lear Corporation
By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	Senior Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:

Lear Argentine Holdings Corporation #2
Lear Automotive Dearborn, Inc.
Lear Corporation (Germany) Ltd.
Lear Corporation EEDS and Interiors
Lear Corporation Global Development, Inc.
Lear European Operations Corporation
Lear Mexican Holdings Corporation
Lear Mexican Seating Corporation
Lear Operations Corporation
Lear Seating Holdings Corp. #50
Lear South American Holdings Corporation
Renosol Seating, LLC

By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	President

Lear #50 Holdings, LLC
By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	President of Lear South American Holdings Corporation, Sole Member of Lear #50 Holdings, LLC

Lear Automotive Manufacturing, LLC Lear Investments Company, L.L.C.
By:	/s/ Shari L. Burgess
Name:	Shari L. Burgess
Title:	Vice President and Treasurer

Lear EEDS Holdings, LLC
By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	President of Lear Argentine Holdings Corporation #2, Sole Member of Lear EEDS Holdings, LLC

Lear Holdings, LLC
By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	President of Lear Argentine Holdings Corporation #2, Sole Member of Lear Holdings, LLC

Lear Mexican Holdings, L.L.C.
By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	President of Lear Mexican Holdings Corporation, Sole Member of Lear Mexican Holdings, L.L.C.

Lear Trim L.P.
By:	/s/ William P. McLaughlin
Name:	William P. McLaughlin
Title:	Vice President of Lear Mexican Holdings Corporation, General Partner of Lear Trim L.P.

TRUSTEE: The Bank of New York Mellon Trust Company, N.A.
By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President